EXHIBIT 1

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 12, 2002, by and between Intraware, Inc., a Delaware corporation (the “Company”), and Zomax Incorporated, a Minnesota corporation (the “Buyer”).

WHEREAS:

A.            The Company and the Buyer have executed that certain Strategic Alliance Agreement dated August 12, 2002 for their cooperative provision to customers of electronic software delivery and management services.

B.            The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

B.            The Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, 6,097,561 shares of Common Stock of the Company (the “Shares”); and

C.            Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights with respect to the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.             PURCHASE AND SALE OF SHARES.

(a)           Purchase of Shares.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall issue and sell to the Buyer and the Buyer agrees to purchase from the Company the Shares (the “Closing”).  The purchase price (the “Purchase Price”) of each Share is $0.82 and the aggregate Purchase Price at the Closing is $5,000,000.00.

(b)           Closing Date.  The date and time of the Closing (the “Closing Date”) shall be 5:00 a.m. Pacific Time, on August 12, 2002, subject to satisfaction or waiver of the conditions to the Closing set forth in Sections 5 and 6 below (or such other earlier date as is mutually agreed to in writing by the Company and the Buyer).  The Closing shall occur on the Closing Date at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304.

(c)           Form of Payment.  On the Closing Date, (i) the Buyer shall pay the aggregate Purchase Price to the Company for the Shares to be issued and sold to the Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, and (ii) the Company shall deliver to the Company’s transfer agent instructions to issue the stock certificate (the “Stock Certificate”) representing the number of the Shares.

2.             BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants that:

(a)           Investment Purpose.  The Buyer is acquiring the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act.

(b)           Accredited Investor Status.  The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)           Reliance on Exemptions.  The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.

(d)           Information.  The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Buyer.  The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its advisors, if any, or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained herein.  The Buyer understands that its investment in the Shares involves a high degree of risk.  The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(e)           No Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(f)            Transfer or Resale.  The Buyer understands that except as provided in the Registration Rights Agreement: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Buyer provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Shares for resale under the 1933 Act or any state securities laws or to comply with the terms and conditions of any resale exemption thereunder.

(g)           Legends.  The Buyer understands that until such time as the sale of the Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the Stock Certificate representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Stock Certificate):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for sale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

(h)           Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)            Residency.  The Buyer’s address is 5353 Nathan Lane, Plymouth, Minnesota 55442.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer, except as set forth in the Company’s Disclosure Schedules which are attached hereto, that:

(a)           Organization and Qualification.  The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns 50% or more of the capital stock or holds a majority or similar interest) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below).

(b)           Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Registration Rights Agreement, (together, the “Transaction Documents”) and to file, and perform its obligations under, the Transaction Documents, and to issue the Shares in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including without limitation the issuance of the Shares, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders.  The Transaction Documents  have been duly executed and delivered by the Company, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c)           Capitalization.  The authorized capital stock of the Company consists of (i) 250,000,000 shares of common stock, of which (A) 45,225,034 shares were issued and outstanding as of July 31, 2002 and (B) 14,230,014 shares were reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants or other convertible securities as of  July 31, 2002 and (ii) 10,000,000 shares of convertible redeemable preferred stock , of which 1,491,881 shares were issued and outstanding as of July 31, 2002 and none were  reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants or other convertible securities.  All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth herein or the Company SEC Documents, there are no (i) outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company; or (ii) obligations of the Company to purchase redeem or otherwise acquire any of its outstanding capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  There are no antidilution or price adjustment provisions contained in the terms governing any outstanding security of the Company that will be triggered by the issuance of the Shares.

(d)           Issuance of Shares.  The Shares are duly authorized and, upon issuance at the Closing, shall be (i) validly issued, fully paid and non-assessable, and (ii) free from all taxes, liens and charges with respect to the issue thereof.  The issuance by the Company of the Shares is exempt from registration under the 1933 Act.  The issuance, sale and delivery of the Shares in accordance with the terms hereof will not be subject to preemptive rights or other similar rights of stockholders of the Company.

(e)           No Conflicts.  Except as set forth in Section 3(d) of the Company’s Disclosure Schedules hereto, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Company’s Certificate of Incorporation, any Certificate of Designations, preferences and rights of any outstanding series of preferred stock of the Company or the Company’s bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement filed as an Exhibit to any of the Company’s SEC Documents (as defined below), or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The Nasdaq Stock Market, Inc.) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company.

(f)            Consents.  Except for the filing of the Registration Statement (as defined in the Registration Rights Agreement) with the SEC, and except as provided in Sections 4(b) and 6(c) of this Agreement, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents.  All consents, authorizations, orders, filings and registrations that the Company is required to obtain prior to issuing the Shares pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  The Company and its Subsidiaries are unaware of any facts or circumstances, which might prevent the Company from obtaining or effecting any of the foregoing.

(g)           No General Solicitation; Placement Agent.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Shares.  The Company acknowledges that it has not engaged a placement agent in connection with the sale of the Shares .

(h)           No Integrated Offering.  To the best of the Company’s knowledge and belief, none of the Company, its Subsidiaries, any of their affiliates, or any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the 1933 Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  None of the Company, its Subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Shares under the 1933 Act or cause the offering of the Shares to be integrated with other offerings.

(i)            Application of Takeover Protections; Rights Agreement.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and the Buyer’s ownership of the Shares .  The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(j)            SEC Documents; Financial Statements.  Except as set forth in Section 3(i) of the Company’s Disclosure Schedules hereto, since February 28, 2002, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  The Company has made available to the Buyers or their respective representatives copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the financial statements included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to May 31, 2002, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements.  Such liabilities incurred subsequent to May 31, 2002, are not, in the aggregate, material to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole.

(k)           Conduct of Business; Regulatory Permits.  Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect.  The Company’s Common Stock has been designated for quotation or listed on the Nasdaq Stock Market, trading in the Common Stock has not been suspended by the SEC or the Nasdaq Stock Market and the Company has received no communication, written or oral, from the SEC or the Nasdaq Stock Market regarding the suspension or delisting of the Common Stock from the Nasdaq Stock Market.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(l)            Foreign Corrupt Practices.  Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(m)          Absence of Litigation.  Except as set forth in Section 3(l) of the Company’s Disclosure Schedules hereto, there is no material action, suit, proceeding, inquiry or investigation before or by the Nasdaq Stock Market, any court, public board, government agency, self-regulatory organization or body pending against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such.

(n)           Tax Status.  The Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(o)           Absence of Material Changes.  Except as set forth in the Disclosure Schedule, since May 31, 2002, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(p)           Material Contracts.  The material contracts of the Company and its Subsidiaries described in the Company’s SEC Documents are in full force and effect on the date hereof; and neither the Company nor its Subsidiaries are in breach of or default under any of such contracts except, in each case, where the failure of such contracts to be in full force or effect or the breach or default of such contract, as applicable, by the Company or its Subsidiaries would not have a material adverse effect on the consolidated assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(q)           Intellectual Property.  To the best of its knowledge, after due investigation,  the Company has ownership or license or legal right to use all patent, copyright, trade secret, trademark, customer lists, designs, manufacturing or other processes, computer software, systems, data compilation, research results or other proprietary rights used in the business of the Company as currently conducted or currently proposed to be conducted (collectively, “Intellectual Property”), other than Intellectual Property generally available on commercial terms from other sources.

All material licenses or other material agreements under which (i) the Company is granted rights in Intellectual Property, other than Intellectual Property generally available on commercial terms from other sources, and (ii) the Company has granted rights to others in Intellectual Property owned or licensed by the Company, are in full force and effect and, to the knowledge of the Company, there is no material default by the Company thereunder.

The Company believes it has taken all steps required in accordance with sound business practice and business judgment to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology.

To the Company’s knowledge, the present and currently proposed business, activities and products of the Company do not infringe any intellectual property of any other person, except where such infringement would not have a material adverse effect on the Company.  The Company has not been notified that any proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed.  To the Company’s knowledge, there exists no unexpired patent or patent application held by any other person which includes claims that would be infringed by or otherwise have a material adverse effect on the Company.  To the Company’s knowledge, the Company is not making unauthorized use of any confidential information or trade secrets of any person.

4.             COVENANTS.

(a)           Best Efforts.  Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b)           Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide upon request a copy thereof to the Buyer promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Buyer pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c)           Expenses.  Each of the Company and the Buyer shall bear its own expenses, including the fees and costs of attorneys, accountants and financial advisors, incurred in connection with the transactions contemplated hereunder.

5.             CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(a)           The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)           The Buyer shall have delivered to the Company the Purchase Price for the Shares being purchased by the Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c)           The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

6.             CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer to purchase the Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have executed and delivered to the Buyer each of the Transaction Documents.

(b)           The Buyer shall have received the opinion of the Company’s counsel dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

(c)           The Company shall have delivered to Buyer a facsimile copy of the Stock Certificate with the original to follow one business day after the Closing.  The Company shall have obtained all necessary “blue sky” law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.  The Company shall cause the Shares to be approved for listing on the Nasdaq SmallCap Market.

(d)           The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that reference a specific date which shall have been true and correct in all material respects as of such date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

7.             MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the County of Santa Clara, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this agreement or any transaction contemplated hereby.

(b)           Counterparts.  This Agreement may be executed in  identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Shares then outstanding.  The Company has not, directly or indirectly, made any agreements with the Buyer relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f)            Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Intraware, Inc.

25 Orinda Way

Orinda, CA  94563

Telephone:            (925) 253-4500

Facsimile:               (925) 253-4599

Attention:              John J. Moss, Vice President and General Counsel

With a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Telephone:            (650) 493-9300

Facsimile:               (650) 493-6811

Attention:              John Donahue, Esq. or Adam R. Dolinko, Esq.

If to the Buyer:

Zomax Incorporated

5353 Nathan Lane

Plymouth, MN  55442

Telephone:            (763) 553-9300

Facsimile:               (763) 519-3710

Attention:                                         John Gelp, Executive Vice President, Chief Financial Officer and Secretary

With a copy to:

Fredrikson & Byron, P.A.

4000 Pillsbury Center

200 South Sixth Street

Minneapolis, MN  55402-1425

Telephone:            (612) 492-7162

Facsimile:               (612) 492-7077
Attention:              Thomas R. King, Esq.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, except by merger or consolidation or a sale of substantially all of its assets.  The Buyer may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release the Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)            Survival.  The representations and warranties of the Company and the Buyer contained in Sections 2 and 3, shall survive the Closing for one year.  The agreements set forth in this Section 7 shall survive the termination of this Agreement.

(j)            Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)            Confidentiality.  The Buyer agrees that, except with the prior written permission of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone  confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which it has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement (including but limited to the fact that any transactions contemplated by the Transaction Documents have occurred or may occur).

(m)          Legal Representation.  The Buyer acknowledges that: (a) it has read this Agreement and the exhibits hereto; (b) it understands that the Company has been represented in the preparation, negotiation, and execution of this Agreement by Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company; (c) it has either been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or has chosen to forego such representation by legal counsel after being advised to seek such legal representation; (d) it understands the terms and consequences of this Agreement and is fully aware of its legal and binding effect.

(n)           Publicity.  The Company and the Buyer will mutually agree upon the text of a press release announcing certain terms and the execution of this Agreement and related agreements.  Thereafter, if either party desires to make a public announcement concerning the terms of this Agreement or a related Agreement, such party shall give reasonable prior advance notice of the proposed text of such announcement to the other party for its prior review and approval, such approval not to be unreasonably withheld.  A party shall not be required to seek the permission of the other parties to repeat any information as to the terms of this Agreement or a related agreement that have already been publicly disclosed by such party in accordance with the forgoing or by another party.  The Company and Buyer acknowledge that either or both of the Company and the Buyer may be obligated to disclose the material terms of this Agreement and the related agreements to the public and to file a copy of this Agreement and the related agreements with the U. S. Securities and Exchange Commission and either party shall be entitled to make such a required filing.

(o)           Board Designation and Observation Rights.  For so long as (i) Buyer holds five percent (5%) or more of the Company’s outstanding shares of Common Stock (with such percentage calculated on a fully diluted basis as if all outstanding convertible securities  were converted into Common Stock) and (ii) the Strategic Alliance Agreement between the Buyer and the Company, dated as of the date hereof, is in full force and effect, Buyer shall have the right to designate (x) an observer to the Company’s Board of Directors or (y) one representative to serve on the Company’s Board of Directors as a member of the Board.  Any such observer or representative must be reasonably acceptable to the Company.  Buyer’s designee shall receive all notices, documents, and other information in the same time and manner as such information is supplied to members of the Board. Prior to receiving any such notices, documents or other information, or attending any meetings of the Company’s Board of Directors, the designated observer or representative must sign a non-disclosure agreement with the Company that is in a form reasonably acceptable to the Company.  Such agreement shall provide, among other things, that the observer or representative shall keep all confidential information of the Company in confidence and shall not use such information except for the Company’s benefit.  In addition, the observer or representative shall acknowledge in such agreement the right of the Company and the Board of Directors to exclude such observer or representative from meetings of the Board of Directors if a majority of the members of the Board of Directors attending a duly constituted meeting of the Board of Directors reasonably concludes that attendance or continued attendance at such meeting would create a conflict of interest and to keep such observer or representative from receiving information distributed to the members of the Board of Directors if the Company’s Chairman or Chief Executive Officer reasonably concludes that receiving or reviewing such information would create a conflict of interest.   In the event Buyer exercises its right to designate a member of the Company’s Board of Directors, the Company shall use its reasonable efforts, but in no case lesser efforts than the Company uses with respect to any of its other members of its Board of Directors, to provide for the election of Buyer’s designee.  The right to designate an observer or appoint a member of the Company’s Board of Directors and the Buyer’s Right of Participation and Right of First Refusal described in Paragraph (p) of this Agreement shall expire in the event of a merger or consolidation of the Company, where the Company’s stockholders before such merger or consolidation do not represent 50% or more of the stockholders or voting interest of the surviving entity or in the event of a sale of all or substantially all of the assets of the Company.

(p)           Right of Participation and Right of First Refusal.

(1)         For so long as (i) Buyer holds five percent (5%) or more of the Company’s outstanding shares of Common Stock (with such percentage calculated on a fully diluted basis as if all outstanding convertible securities were converted into Common Stock) and (ii) the Strategic Alliance Agreement between Buyer and the Company, dated as of the date hereof, is in full force and effect, Buyer shall have (x) a right of participation to purchase all or part of its pro rata portion of any New Securities (defined as any shares of Common Stock or Preferred Stock of the Company issued in any financing of equity or debt with equity features after the date of this Agreement, exclusive of any financing(s) conducted during a twelve-month period with gross proceeds of less than $750,000, shares or rights to acquire shares issued pursuant to employee benefit plans approved by the Company’s board or shares issued upon exercise or conversion of shares or rights to acquire shares that are outstanding on the date of this Agreement and shares issued in any business combination or strategic alliance the primary purpose of which is not to raise funding) which the Company issues or sells and (y) a right of first refusal to purchase up to one hundred percent (100%) of any New Securities at a per share price equal to the per share price at which the Company proposes to issue such New Securities, plus a fifteen percent (15%) premium, if the per share price of such New Securities (excluding such premium) would indicate a valuation of the Company immediately prior to the issuance of  such New Securities of fifty million dollars or less, subject in both cases to the terms and conditions set forth below and applicable legal, regulatory and stock market listing requirements.  Buyer’s pro rata portion, for purposes of this Paragraph (p), shall equal a fraction, the numerator of which is the number of issued and outstanding shares of common stock held by Buyer or its affiliates that were purchased hereunder or pursuant to the exercise of rights under this Section 7(p) (assuming the exercise or conversion of all options, warrants or convertible securities owned by Buyer or its affiliates into common stock), and the denominator of which is the total number of shares of common stock then issued and outstanding (assuming the exercise or conversion of all options, warrants or convertible securities of the Company into common stock).

(2)           Except for New Securities which fall under the provisions of paragraph (p)(1)(y) above, if the Company issues or sells New Securities, it shall give Buyer written notice of such issuance or sale, describing the type of New Securities issued or sold, the price thereof and the general terms upon which the Company effected such issuance or sale.  Buyer shall have thirty (30) days from the date of receipt of such notice to agree to purchase all or part of its pro rata portion of such New Securities for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.  For New Securities which fall under the provisions of paragraph (p)(1)(y) above, the Company shall give written notice of such proposed issuance or sale describing the type of New Securities to be issued or sold, the price thereof and the general terms upon which the Company proposes to issue such New Securities.  The Buyer shall have fifteen (15) days from the date of receipt of such notice to agree to purchase all or part of such New Securities for the price (plus a fifteen percent (15%) premium) and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.  If Buyer fails to exercise the foregoing right of first refusal for New Securities which fall under the provisions of paragraph (p)(1)(y) within such fifteen (15) day period, the Company may within one hundred twenty (120) days thereafter sell any or all such New Securities not agreed to be purchased by Buyer at a price (less the premium Buyer has to or would have to have paid) and upon general terms no more favorable to the purchasers thereof than specified in the notice given to Buyer.  If the Company has not sold such New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any such New Securities which fall under the provisions of paragraph (p)(1)(y) without first offering such New Securities to Buyer in the manner provided above.

IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

INTRAWARE, INC.

By:	/s/ Peter H. Jackson

Name:	Peter H. Jackson

Title:	CEO & President

BUYER:

ZOMAX INCORPORATED

By:	/s/ James T. Anderson

Name:	James T. Anderson

Title:	Chairman & CEO

[Signature Page to Common Stock Purchase Agreement]